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                               September 8, 1997



Winston Hotels, Inc.
2209 Century Drive, Suite 300
Raleigh, North Carolina  27612


                              Winston Hotels, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

     We have acted as special tax counsel to Winston Hotels, Inc., a North Carolina corporation (the "Company"), in connection with (i) the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on September 2, 1997 (No. 333-32713), as amended through the date hereof (the "Registration Statement"), (ii) the offering and sale (the "Offering") of 3,000,000 shares of 9 1/4% Series A Cumulative Preferred Stock, par value $0.01 per share, Liquidation Preference $25 per Share, of the Company (the "Preferred Stock") pursuant to a prospectus dated September 4, 1997 (the "Prospectus") and a related prospectus supplement dated September 8, 1997 (the "Prospectus Supplement") relating to the Registration Statement, and (iii) the Company's contribution of the net proceeds of the Offering to WINN Limited Partnership, a North Carolina limited partnership (the "Partnership"), in exchange for preferred partnership interests in the Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

     The Company, either directly or through the Partnership, currently owns 35 hotels and associated personal property (the "Current Hotels") and has contracted to acquire three additional hotels and associated personal property (the "Acquisition Hotels"). The Company leases the Current Hotels to Winston Hospitality, Inc., a North

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Winston Hotels, Inc.
September 8, 1997
Page 2


Carolina corporation (the "Lessee"), pursuant to substantially similar operating leases (collectively, the "Leases"). The Lessee operates 25 of the Current Hotels. Interstate Management & Investment Corporation operates nine of the Current Hotels on behalf of the Lessee and Promus Hotels, Inc. ("Promus") operates one of the Current Hotels on behalf of the Lessee pursuant to management agreements (collectively, the "Management Agreements") with the Lessee. Upon the acquisition of the Acquisition Hotels, the Partnership plans to enter into lease agreements with the Lessee with respect to the Acquisition Hotels that are substantially similar to the Leases. The Lessee plans to operate two of the Acquisition Hotels and plans to enter into a management agreement with Promus with respect to one Acquisition Hotel pursuant to which Promus will operate such Acquisition Hotel on behalf of the Lessee.

     In giving the opinion rendered below, we have examined the following:

1. the Company's Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of North Carolina on May 17, 1994;

2. the Articles of Amendment to the Company's Amended and Restated Articles of Incorporation, in the form filed as an exhibit to the Company's Current Report on Form 8-K, dated September 8, 1997 (the "September 8-K");

3. the Company's Amended and Restated Bylaws;

4. the Prospectus and the Prospectus Supplement;

5. the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 11, 1997 (the "Partnership Agreement"), among the Company, as general partner, and several limited partners;

6. Amendment No. 1 to the Partnership Agreement, in the form filed as an exhibit to the September 8-K;

7. the appraisal performed by Hospitality Appraisal Services, LLC, a Tennessee limited liability company, dated April 21, 1997, of the personal property contained in the Orlando, Florida Comfort Suites (the "Personal Property Appraisal");

8. the Leases;

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Winston Hotels, Inc.
September 8, 1997
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9.  the Management Agreements; and

10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      In connection with the opinion rendered below, we have assumed, with your consent, generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 1997 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents or to the Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner of the Partnership (a "Partner") that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Partnership Agreement and the transactions contemplated thereby;

6. no action will be taken by the Company, the Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based; and

7. the Personal Property Appraisal accurately determines the fair market value of the personal property contained in the Orlando, Florida Comfort Suites and purchased by the Partnership at the time of the Partnership's acquisition of such personal property.


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Winston Hotels, Inc.
September 8, 1997
Page 4


     In connection with the opinion rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate and we have no reason to believe such reliance is not reasonable. Where such representations involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), and other relevant authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.

     For purposes of our opinion, we made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus. Consequently, we have relied on the Company's representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.


     Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus and in the Prospectus Supplement under the captions "Federal Income Tax Considerations" and "Certain Federal Income Tax Considerations," respectively (which are incorporated herein by reference), we are of the opinion that the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1994 through December 31, 1996, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 1997, and in the future. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1997 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

     The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance

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Winston Hotels, Inc.
September 8, 1997
Page 5


can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the references to Hunton & Williams under the captions "Federal Income Tax Considerations" and "Certain Federal Income Tax Considerations" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

     The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                              Very truly yours,


                              /s/ Hunton & Williams